EXHIBIT 10.11

CO-LOCATION SERVICES AGREEMENT

This Co-Location Services Agreement (the “Agreement”) is made and entered into as of October 9, 2023 (the “Effective Date”), by and between BitMine Immersion Technologies, Inc. a limited liability company organized in Delaware (“You” or “you”), and Soluna SW, LLC (“Contractor”), and contains the terms and conditions under which Contractor will provide, and you will pay for providing dedicated space, housing, powering, connecting, facility monitoring, and servicing specialized computer equipment dedicated to mining cryptocurrency (collectively, “Services”), as further described herein. You and Contractor may be referred to collectively as the “Parties” or individually as a “Party”.

1. Definitions and Representations

1.1 Definitions

Terms capitalized in this Agreement have the following meanings:

Affiliates means a Party’s shareholders, directors, officers, employees, and agents, as well as a Party’s subsidiaries (entities in which such Party owns fifty percent (50%) or more of voting power) and each of their directors, officers, employees, and agents.

Added Charges means charges that Contractor may invoice to you from time to time for (a) Connectivity Services that exceed the capacity specified in the original Customer Order (b) Other Services or fees or costs set forth under Section 2.12.

Anniversary Date means the annual anniversary of the Start Date.

Authorized Personnel means each person that: (a) is included on the most recent list of persons designated by you in writing to act on your behalf in accordance with Contractor’s then-current procedures; or (b) accompanies Authorized Personnel as described in (a) while at a Co-Location Center, other than Contractor Personnel.

Computational Routine means any set of coded instructions that Mining Equipment may execute.

Confidential Information means non-public information, including (a) information disclosed by the Disclosing Party, in writing or orally, marked as confidential at the time of disclosure; and (b) information containing the Disclosing Party’s communications or proposals, financial statements, intellectual property, benchmarking information, satisfaction surveys, information of any kind and in any medium relating to its business planning or business operations, or trade secrets and any other information that enjoys commercial value because it is not generally known by others, and specifically includes, without limitation, the actual physical location of any Co-Location Center, that may be disclosed, whether orally or in writing, from or on behalf of a Party (in such capacity, the “Disclosing Party”) to the other Party (in such capacity, the “Receiving Party”). The terms and conditions of this Agreement are also deemed the Confidential Information of the Parties.

Connectivity Services means the electrical power needed to run the Mining Equipment and access to the Internet.

Co-Location Center means any one of Contractor’s facilities where Contractor connects and runs cryptocurrency mining equipment. A facility may include a facility secured through a co-location agreement with a third party who either owns or leases a space or building (“Third Party Facility”).

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Co-Location Rate means the aggregate monthly fee due by you, as laid forth in Exhibit A.

Cryptographic Reward means cryptocurrency earned from your Mining Equipment, while mining for cryptocurrency.

Customer Order means the Services and the number and type of Mining Equipment to be delivered as you specify on Exhibit A.

Contractor Personnel means an employee, consultant, director, owner or agent of Contractor.

Fees means those fees set forth on Exhibit A and any other amounts owed hereunder.

Force Majeure means a cause or event that is not reasonably foreseeable or is not otherwise caused by or under the control of the Party claiming Force Majeure, and includes acts of God, fires, floods, explosions, riots, wars, hurricane, sabotage, terrorism, vandalism, restraint of government, governmental acts, change of law, injunctions, pandemics and related governmental actions of any type, and other like events that are beyond reasonable anticipation and control at the time of entering into this Agreement.

Mining Equipment means the cryptocurrency mining equipment owned by you, or provisioned by Contractor on your behalf, for deployment in the Mining Space as specified on the Customer Order.

Mining Space means the dedicated area inside a Co-Location Center that Contractor uses to connect and run your Mining Equipment.

NET Income means, for a given period, the Cryptographic Reward, multiplied by the corresponding Spot Price, minus the sum of the Power Cost (as defined in Exhibit A) and the Fixed Charge (as defined in Exhibit A) over the period.

Return Period means a period of thirty (30) calendar days starting on the Termination Date.

Other Services means, other than its Standard Services, the additional services that Contractor may provide under the terms of this Agreement. Other Services may include, without limitation, returning or selling Mining Equipment; removing and replacing Mining Equipment; and repairing Mining Equipment.

Outage Time means the total hours of failure of 95% or greater of your units of electrical power or internet connectivity of each month, excluding mandatory and contracted curtailments by the grid operator which, for the avoidance of doubt, include the 6 hours on weekdays where the data center is idle. For the avoidance of doubt, an Outage Time does not include any outage described in Section 8 hereof.

Pay Period means a month-long billing cycle during the term of the Agreement. Payment Default means payment of any Fees is unpaid after their respective due dates. Service Level Credits means those credits as specified on Exhibit A.

Services means, collectively, the Other Services and the Standard Services.

Spot Price means, for a given period and a given cryptocurrency, the open price plus the close price, divided by 2.

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Standard Services means Contractor’s service of housing your Mining Equipment in its Co-Location Center and providing Connectivity Services.

Start Date means the date that Mining Equipment successfully begins operation upon deployment in the Co- Location Center, as set forth on Exhibit A.

Term has the meaning set forth in Section 6 below. Termination Date means the final day of the Term. Termination Fees means those fees laid forth in Exhibit A.

Written Notice shall mean written correspondence via letter or email to those parties designated in Section 1.3 or via a ticketing system which Contractor shall designate. And, for the avoidance of doubt, exclude call, text message, WeChat, Telegram or other messaging medium.

1.2 Representations.

By signing this Agreement or paying the first invoice, You represent that:

•	You have the legal right and authority to use the Mining Equipment in the manner contemplated under this Agreement;
•	Power costs are based on market rates set by the applicable grid system set forth in Exhibit A, and You acknowledge and agree You have had sufficient opportunity to review to your satisfaction historical and expected future market rates for power of such grid system.
•	The individual executing and delivering this Agreement has been duly authorized to enter into and perform this Agreement on behalf of you, and the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound;
•	You will materially comply with all applicable laws required for the due performance of this Agreement;
•	The Mining Equipment is currently in good working condition and without defect;
•	You are an entity that has been duly organized under applicable law and is in good standing;
•	The Mining Equipment is insured by you at amounts to your satisfaction.

By signing this Agreement, Contractor represents that:

•	Contractor is duly authorized to grant You access to and use of the Mining Space for the purposes and under the terms of this Agreement;
•	Contractor’s use of the Co-Location Center and its Services to its knowledge at all times materially complies with all applicable laws;
•	Contractor shall be licensed, approved, permitted, or consented by any local government (as required) to provide the Services hereunder;
•	Contractor (a) is properly constituted and organized, (b) is duly authorized to enter into and perform this Agreement, and (c) the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound; and
•	Contractor’s facilities and operations are insured at commercially reasonable levels.

Both Parties represent that:

•	Each Party now or in the future may be a publicly traded company and certain laws restrict the trading of securities on the basis of material, non-public information (“MNPI”). Each Party confirms, acknowledges and agrees that it may obtain MNPI as a result of this engagement. Each Party represents and warrants that it is familiar with all applicable securities laws with respect to MNPI and confirms, acknowledges and agrees that it will comply with all such laws.

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1.3 Notices.

Any notices to be provided to the Parties under this Agreement shall be delivered to the following addresses (whether by mail or electronic email) or via a ticketing system which Contractor shall designate (“Written Notice”).

To You:

BitMine Immersion Technologies, Inc.

2030 Powers Ferry Road SE; Suite 212

Atlanta, GA 30339

Attn.: Jonathan Bates, CEO

jbates@bitminetech.io

To Contractor:

Soluna SW, LLC

325 Washington Ave. EXTENSION

Albany, NY 12205

Attention: CFO

SWNotices@Soluna.io

2. Operations

2.1  Operations, General. Upon delivery of the Mining Equipment, Contractor will undertake activities to procure, install, and operate all capital equipment, software, and related technology to commence the operations of the Mining Equipment in the Mining Space. Once in operation, Contractor will perform ongoing and support operations to keep the Mining Equipment operating according to commercially reasonable standards, taking into account the type and age of the Mining Equipment, to ensure adequate and reasonable ongoing operations and monitoring of the Mining Equipment including required software updates, systems maintenance, thermal monitoring, and other optimization.

2.2  Delivery. You will deliver, at your own risk of loss and sole cost and expense, each unit of Mining Equipment to the location designated in Exhibit A. You shall provide Contractor with no less than three (3) weeks prior Written Notice of the actual delivery date. Contractor will receive, unpack, and inspect Mining Equipment for damage and, if damaged, inform you and arrange to return the Mining Equipment in the manner set forth in Section 2.10. The Services provided herein is based on the total number of units to be serviced as specified on the Customer Order. If the total number of units delivered exceed the number of units specified under Customer Order (“Excess Units”), then Section 2.12 shall apply.

You understand that this contract is a reservation of the Mining Space within Contractor’s Co-Location Center and that, if you fail to deliver equipment within sufficient time to start operations by the Start Date, Contractor may elect, in its sole discretion, to either defer the Start Date or collect any fees due to it under this Agreement.

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2.3  Installation. Within fifteen (15) days of receiving the Mining Equipment, or as otherwise mutually agreed by the parties, Contractor will install Mining Equipment in the Mining Space that Contractor deems suitable in its sole reasonable discretion. You must provide, at your expense, all other accessories that may be required to access Connectivity Services, including, without limitation a power supply, all power delivering devices must have a point of disconnect. You must also provide any equipment required to alter Contractor’s specified environment to meet your co-location needs and installation of such equipment shall be governed by Section 15.2 (Out of Scope Labor).

2.4 Failed Deployment

Initial Deployments: Upon execution of the definitive agreements, the You shall have a period of twenty (20) business days to deliver the mining machines to the Contractor's facility. If the Your mining machines are not received within this twenty (20) business day period, a Failed Deployment Charge will accrue at a rate of $0.03 per kWh for the period in question until such event is cured. If a period of ten (10) business days beyond the initial twenty (20) business day period elapses without receipt of the mining machines, the Contractor shall have the right to terminate this Agreement. The security deposit paid by You will not be refundable in this case.

Operations and Additional Machines If, during the term of this Agreement, the Contractor identifies a non- hashing machine or requires additional machines due to underperformance of the Your fleet, the Customer shall have a period of ten (10) business days from receipt of written notice by Contractor to deliver a working replacement machine. Failure to deliver a working machine within these ten (10) businesses day period will result in an accrual rate of $0.03 per kWh for the period in question. You shall be responsible for the return shipping costs, packaging or other transportation costs necessary to return the Customer hardware. If a period of ten (10) business days beyond the initial ten (10) business day period elapses without receipt of the mining machines, the Contractor shall have the right to a pro-rata termination of this Agreement for the proportion of unused kW. The proportion of the security deposit paid by the Customer relating to such kW will not be refundable in this case.

2.5  Monitoring. Contractor will monitor its own facility (including, for the avoidance of doubt, the Mining Space) with its own systems in accordance with its internal protocol and practices. Contractor will monitor the safety of the Mining Equipment and all its removable parts by organizing security and video surveillance devices for the Co-Location Center. Contractor shall monitor the safety and function of the Mining Equipment and shall at all times segregate and maintain the identification of the Mining Equipment.

You will receive access to Contractor’s suite of monitoring tools, which may change from time to time but shall initially be access to a Foreman ASIC Monitoring & Management client portal. Contractor shall use this and its proprietary software, MaestroOSTM, to idle and reboot machines. Both Parties must agree in writing to the installation of any non-stock firmware onto Mining Equipment. Such agreement shall be set forth in an addendum to this Agreement, executed by both parties, and shall otherwise be subject to the terms hereof.

From time-to-time, Contractor may request you to switch to a backup mining pool specified by you at any time that your chosen mining pool has limited up-time, problematic or high-maintenance connectivity, or requires excessive monitoring. Contractor shall not be held responsible, nor shall be required to compensate Service Level Credits, for downtime or lost revenue or operations arising from your failure to do so.

In the event of any loss or damage of the Mining Equipment due to Contractor’s intentional misconduct or gross negligence (such as unstable racks, unreinforced cryptocurrency mining facilities, etc.—but specifically excluding ordinary wear-and-tear on your Mining Equipment), Contractor shall compensate you for such loss or damage. You are otherwise solely responsible for provision of correct network destination information, reception of the results of operation at your preferred destination (e.g., network, mining pool), and management of the value derived thereby.

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2.5 Maintenance. Contractor does not have any duty to repair Mining Equipment, and at your request only (a) to fix a trivial failure whose repair requires nothing more than minimally invasive techniques, or (b) upon separate mutual agreement between you and Contractor that shall be governed under section 15.2 (Out of Scope Labor). Maintenance that requires de-racking of machines (e.g., PSU or fan swaps, or swapping of control boards) are not included in the contract price and will incur out of scope labor charges. As set forth in Exhibit B, a fixed number hours per week of out of scope labor (“Hours Cap”) is included in the Fixed Charge. Any out-of-scope labor beyond the Hours Cap will incur at the rate laid forth in Exhibit B. SPARE PARTS ARE NOT INCLUDED IN THE SCOPE OF SERVICE. You agree that you will not hold Contractor responsible for any damage to Mining Equipment incurred during troubleshooting or maintenance, unless such damage is due to Contractor’s intentional misconduct or gross negligence.

2.6  Mining Space. Contractor hereby represents and warrants that the Mining Space is in good working condition and suitable for use as contemplated herein. Issues arising from Contractor’s failure to remedy any issue after reasonable opportunity to do so, which is brought to Contractor’s attention by you via Written Notice, shall be governed under the terms of 6.3(a) Termination.

2.7  Limited Access, Inspection. Contractor will keep the Co-Location Center secure and accessible only to Authorized Personnel and Contractor Personnel.

You shall have the right, upon reasonable prior Written Notice to Contractor, and at reasonable times during usual business hours of Contractor to inspect any physical assets held or operated by Contractor that comprise or otherwise belong to you; it being understood that such inspection shall not unreasonably interfere with the operations of the facility. You may exercise such right through any agent or employee you designated in writing by you or by an independent public accountant, engineer, attorney or other consultant or representative so designated. Contractor shall review and respond in a timely manner to any claims or inquiries made by you regarding matters revealed by such inspection.

2.8 Relocation. Contractor may, in the event of (i) any imminent harm or damage to the Mining Equipment or (ii) due to inability to operate in the Mining Space -- and at Contractor’s sole cost and expense -- re-locate Mining Equipment to a different mining space in the same Co-Location Center, provided that (a) the representation and warranty contained in Section 2.6 shall apply to the new mining space, and (b) in the event any such relocation damages the Mining Equipment, Contractor shall reimburse you for any related damages.

2.9  Removal. Contractor may also remove any item of your Mining Equipment that Contractor believes, in good faith and in its sole reasonable discretion, poses a risk of damage to other equipment or is generally a hazard to the Co-Location Center.

You may remove any item of your Mining Equipment with thirty (30) days Written Notice. Removal of the equipment shall cause to come due the pro-rata of Termination Fees laid forth in Exhibit A.

2.10  Return. Upon Contractor’s receipt of any amounts due under this Agreement, Contractor will, within three (3) business days, return your Mining Equipment, at your sole cost and expense, by (a) packing the Mining Equipment in packing materials reasonably suited for transport, and (b) designating a date, time, and place for you or for your freight service to pick up the Mining Equipment. Contractor shall bear the risk of loss during packing and you shall bear the risk of loss during return shipment. Payment must be current for this clause to take effect.

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2.11  Redeployment. Any items of Mining Equipment remaining unreturned after the Return Period ends may, in Contractor’s sole and absolute discretion, be redeployed by Contractor for its own use (without any compensation to you), sold, or disposed of, and such redeployment, sale, or disposal need not be undertaken in a commercially reasonable fashion. If sold, the proceeds shall be distributed, in order of priority:

(i) to Contractor as reimbursement for the cost of storage as calculated under 2.12, and sale (including a commercially reasonable commission) of the Mining Equipment;

(ii) to Contractor in payment of any remaining unpaid Co-location Rates, Added Charges owed by you, or any other fees set forth on Exhibit A or under this Agreement or any other agreement, contract or document between the Parties or their Affiliates, that have accrued and are unpaid; and

(iii) to you as compensation for the sale of its Mining Equipment.

You hereby irrevocably designate and appoint Contractor’s duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead, for the purpose of executing and delivering any documents, such as a Bill of Sale, that may be required to give effect to a sale of your Mining Equipment under this Section 2.11. This appointment is coupled with an interest and is, therefore, irrevocable.

2.12  Excess Units. If the number of units of Mining Equipment delivered exceeds more than 3% of the number of units as specified in the Customer Order, a handling fee may be charged as laid forth in Exhibit A. Contractor, at its sole and absolute discretion, may elect to (a) accept the Excess Units and charge an additional rate on any increase in Connectivity Services used as a result of adding additional units under this Agreement, (b) return the Excess Units in accordance with Section 2.10, or (c) store the Excess Units until you make arrangements to have them picked up at the storage location. You will be charged a storage rate of one hundred dollars ($100.00) per day per unit if stored within Contractor’s co-location facility, or an amount equal to the costs associated in renting, loading and unloading storage containers plus twenty-five percent (25%). You acknowledge Contractor and their Affiliates have no obligation or duty to ensure the Excess Units are safe, secure and protected while in its possession and agree to agree to indemnify, defend and hold Contractor and its Affiliates from any damages, strict liability, negligence, recklessness malfeasance, costs, expenses, judgements, injuries, attorney’s fees, penalties, and/or fees arising or resulting from Contractor or its Affiliates’ storage or handling of Excess Units.

2.13 Title; Lien, Waiver, Notification of Default.

There is an existing Lien on the machines to Luxor Technology Corporation (“Luxor”). You hereby acknowledge that Contractor and Luxor are party to that certain Waiver and Consent Agreement, approximately of the date hereof, (“Waiver”), which Waiver pertains to, among other things, the Mining Equipment. You hereby acknowledge and agree that any act taken (or not taken) by Contractor in connection with its performance under the Waiver shall not be deemed a breach of this Agreement, and to the extent there is a conflict between the terms of this Agreement and the terms of the Waiver, the Waiver shall control.

You shall promptly notify Contractor upon the occurrence of any event of default or of your receipt of notice of an event of default under any agreement between You and your Affiliates on the one hand and Luxor or any of its Affiliates on the other (“Luxor Agreements”). Upon such event of default or your receipt of notice of an event of default under any Luxor Agreement (“Luxor Default”), one hundred percent (100%) of the cryptocurrency mined from your Mining Equipment will be exclusively for, and remitted to, Contractor’s account until such time as the Luxor Default is cured. If such Luxor Default is not cured within 14 calendar days, Contractor shall be entitled to retain all funds mined to its account and Luxor Default will be deemed a material breach of this Agreement and Contractor shall be entitled to exercise all rights under this Agreement as a result thereof.

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2.14 Negative Covenant.

You hereby covenant in favor of Contractor that you will not create or permit to be created or to remain any mortgage, pledge, lien, lease, hypothecation, security interest, encumbrance, charge, or conditional sale or other restriction (”Liens”) on any of the Mining Equipment and all substitutions, replacements, improvements, or additions thereto, other than the existing lien to Luxor. During the Term, you authorize Contractor to file a UCC financing statement describing the restrictions set forth in this Section 2.14, if Contractor determines it is desirable to provide notice to other persons of such restrictions, and with permission and cooperation from Luxor.

3. Connectivity Services

3.1 Provision of Service. Contractor will provide Connectivity Services to Mining Equipment throughout the Term in the capacity specified in the Customer Order. Usage exceeding such capacity will be billed at the maximum rate under Contractor’s respective electrical and internet rate schedules.

3.2 Right to Modify Connectivity Services. Contractor may, for any reason, at any time, and in any event at Contractor’s cost and expense, modify its equipment, cabling, and network facilities for providing Connectivity Services at the Co-Location Center, provided that such modification does not negatively impact the Connectivity Services.

3.3 Service Level Requirements.

a)	The Co-Location Center is currently in operation and runs in “off-peak” mode resulting in (i) eighteen (18) hours availability on weekdays and (ii) twenty-four (24) hours availability on weekends and federal holidays. Except for situations such as natural disasters, power grid failures, interruption of power by the local utility, and periodic maintenance, during the Term, Contractor shall guarantee that the Outage Time shall not exceed twenty percent (20%) of the total hours in a given month. Contractor shall make reasonable efforts to restore fully functioning Connectivity Services.

b)	In the event of any Outage Time is in excess of twenty percent (20%) of the total time in a month, you are entitled to unilaterally terminate this Agreement immediately and shall not pay any penalty or bear any liability. For the avoidance of doubt, Outage Time resulting from Force Majeure, outages resulting from the power utility, or loss of connectivity resulting from outages by the internet service provider shall not count against this amount in this Section 3.3 (b).

4. Mining Operations

4.1 Use Restricted to Mining. You shall limit the Computational Routines of the Mining Equipment to processes that mine cryptocurrency and all attended sub-routines, including processes for management and monitoring of the Mining Equipment and participating in mining pools.

4.2 No Assurances. Contractor does not guarantee that use of Mining Equipment solely for mining cryptocurrency is now or will continue to be permitted under the laws of any jurisdiction that may have authority over you.

4.3 Legal Compliance. You shall comply at all times with all applicable laws, regulations, and ordinances of any applicable governmental authority relating to your use of the Mining Equipment.

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4.4 KYC & Money Laundering Checks. You shall submit to standard “Know Your Customer” checks upon execution of this Agreement.

4.5 Neither Lease Nor License. You expressly acknowledge and agree that Contractor’s provision of the Services is neither a lease of, nor a license to access, your space within the Co-Location Center. This Agreement does not convey to you an interest in real property.

5. Fees and Billing

5.1 Fees. The applicable fee for Contractor’s Standard Services and any Other Services provided during the Term shall be as set forth in Exhibit A.

5.2 Payments

a)	Standard Services. You will pay the fee for Contractor’s Security Deposit and Set-up Fee as set forth on Exhibit A in full and prior to the Start Date. Monthly payments are due with respect to the Co- Location Rate, as set forth on Exhibit A.
b)	Other Services. You will pay any Added Charges promptly upon receipt of an invoice from Contractor. Please refer to payment terms in Section 15.
c)	If a Payment Default exists for seven (7) calendar days, Contractor may specify that one hundred percent (100%) of the cryptocurrency mined from your Mining Equipment will be exclusively for, and remitted to, Contractor’s account until such time as the Fee plus a late charge of 25% are remitted in full; provided, however, in no event shall the late charges payable hereunder exceed the maximum amount allowed by applicable law. Contractor will sell the cryptocurrency mined on a regular basis and shall not be responsible for any gain / loss resulting from the revaluation of such currency.
d)	If a Payment Default exists for fourteen (14) calendar days, in addition to the rights granted to Contractor under this Section 5.2, the unpaid amount and any unpaid penalty late charges shall accrue an additional penalty of 25%, which shall be assessed and become due immediately; provided, however, in no event shall the penalty payable hereunder exceed the maximum amount allowed by applicable law.
e)	If a Payment Default exists for thirty (30) calendar days, in addition to the rights granted to Contractor under Section 5.2(d) above, Contractor may elect in its sole discretion to terminate the agreement and elect to retain funds from (i) the Security Deposit (as defined in Exhibit A) plus (ii) any funds mined to its own account during the period of default, and (iii) liquidate the Mining Equipment to compensate for losses or other amounts owed hereunder or any ancillary agreement between the Parties or their Affiliates.

5.3 Taxes. You are responsible for paying all taxes, fees, or assessments and other charges imposed on you by any governmental agency that may result from this Agreement, or any of the activities contemplated hereunder.

6. Term, Renewal, Termination

6.1 Term. This Agreement shall commence on the day Contractor receives a deposit from you and, unless earlier terminated in accordance with Section 6.3 or Section 15.1, shall continue until the period laid forth in Exhibit A (the “Term”). The foregoing notwithstanding, in no event shall your right to occupy the Mining Space extend beyond any underlying lease or other superior real estate interest in the Co-Location Center.

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6.2 Renewal. Unless either Party expresses a desire not to renew this Agreement in writing no later than thirty (30) calendar days prior to the end of the Term, this Agreement will automatically renew on a month- to-month basis until termination by either Party. If no notice of termination is provided, this Agreement shall continue in effect for each successive month until terminated by either party with at least 90 days' written notice. Any such termination shall be effective at the end of the then-current month.

6.3 Termination. This Agreement may be terminated in any of the following ways:

a)	Either Party may terminate this Agreement immediately upon Written Notice to the other Party (“Termination Notice”) in the event that the other Party has materially breached any obligation under this Agreement or any other written agreement, contract or document between the parties or their Affiliates, or any of its representations or warranties under this Agreement are inaccurate in any material respect, and such breach or inaccuracy is not cured within thirty (30) days (other than a Payment Default, which must be cured within ten (10) business days of the missed payment and without Written Notice) after Written Notice thereof. If you terminate this Agreement under this Section 6.3(a), (x) payment of the Early Termination Fee will not be required and (y) you have the right to immediately remove any item of your Mining Equipment from the Co-Location Center.
b)	Except as expressly provided herein, you are entitled to unilaterally terminate this Agreement at your sole discretion with one hundred and fifty (150) days written notice, but you will be obligated to pay the Early Termination Fee in the amount set forth on Exhibit A.

7. Casualty Risk

Contractor will bear the risk of loss due to a casualty only to the extent that (a) the event precipitating the loss is due to Contractor’s intentional misconduct or gross negligence, and (b) Contractor’s insurance policy provides coverage for your claim of loss. Otherwise, you shall bear the risk of loss resulting from any casualty event (including, without limitation, fire, earthquake, or flood). You expressly acknowledge this risk and understand the advisability of obtaining your own policy of insurance to cover the risk of loss of your Mining Equipment due to a casualty event. Without limiting the foregoing, under no circumstances shall you have a claim against Contractor or any of its Affiliates in relation to any loss of your Mining Equipment, including, but not limited to, claims for relocation expenses, the value of any unexpired term, or loss of business from full or partial interruption of service.

8. Disclaimer

THE MINING SPACE AND THE CONNECTIVITY SERVICES ARE PROVIDED “AS IS” AND CONTRACTOR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. CONTRACTOR DOES NOT WARRANT THAT THE MINING SPACE AND/OR THE SERVICES WILL BE AVAILABLE UNINTERRUPTED, ERROR-FREE OR IN A COMPLETELY SECURE BASIS. IT IS INTENDED THAT THE FEES AND CHARGES PAYABLE BY YOU HEREUNDER SHALL BE A NET RETURN TO CONTRACTOR, FREE OF EXPENSE, CHARGE, OFFSET, DIMINUTION OR OTHER DEDUCTION WHATSOEVER ON ACCOUNT OF THE PREMISES OR THE MINING SPACE (EXCEPTING FEDERAL AND STATE INCOME TAXES OF GENERAL APPLICATION AND THOSE EXPENSES WHICH THIS AGREEMENT EXPRESSLY MAKES THE RESPONSIBILITY OF CONTRACTOR). YOU HEREBY WAIVE ALL RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE TO MAKE REPAIRS TO THE MINING SPACE OR THE PREMISES AT CONTRACTOR’S OR CONTRACTOR’S LESSOR’S EXPENSE.

YOU UNDERSTAND THAT CONTRACTOR FACILITIES PARTICIPATE IN CERTAIN INTERRUPTIBLE RATE CLASS AND POWER RELIABILITY PROGRAMS. YOU WARRANT AND ACKNOWLEDGE THAT SERVICE INTERRUPTIONS MAY OCCUR FROM TIME-TO-TIME AND THAT THE FAVORABLE CO-LOCATION RATES YOU ARE RECEIVING ARE IN CONSIDERATION FOR THESE PROGRAMS. YOU AGREE THAT YOU SHALL NOT BE ENTITLED TO BONA FIDE INTERRUPTIONS OF SERVICE AS A RESULT OF CONTRACTOR’S OBLIGATIONS ARISING FROM INTERRUPTIBLE RATE CLASS AND POWER RELIABILITY PROGRAMS.

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9. Limitation of Liability

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY RELATED TO OR ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO $1,100,000. IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF THEIR EMPLOYEES, AGENTS, OR CONTRACTORS, OR ANY OTHER THIRD PARTY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING IN RELATION TO THE MINING SPACE, THE MINING EQUIPMENT, THE SERVICES, INCLUDING WITHOUT LIMITATION THE SERVICES SET FORTH IN THE SERVICE ORDER FORM, YOUR BUSINESS OR OTHERWISE, WHICH CLAIMS INVOLVE INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

Contractor shall not be liable to Customer or any third party for damages that are caused by or result from the Initial Firmware designated by Customer, as set forth in Exhibit D hereof.

10. Indemnification

Each Party shall indemnify, defend, and hold harmless the other Party and its Affiliates from and against any and all claims, demands, actions, damages, liability, judgments, reasonable expenses and costs (including but not limited to reasonable attorneys’ fees) (each, a “Loss”) arising from the indemnifying Party’s (a) use of the Mining Space, the Mining Equipment, and Connectivity Services, (b) Computational Routines, (c) breach of any warranty, covenant or obligation hereunder, or (d) violation of any applicable law or regulation.

11. Third-Party Release of Liability and Consent of Obligations to Third Parties

Contractor shall be fully responsible for any losses arising from the negligent or intentional acts and omissions of any and all third parties, including the Contractor Personnel and third parties, involved in the Services or with the servers and any third parties who own, lease or sublease all or any portion of a Co- Location Center. Except in the case of gross negligence or intentional misconduct, no third party who owns, leases or subleases all or any portion of a Third Party Facility be deemed to have any obligations to you.

12. Confidential Information

The Receiving Party will hold the Disclosing Party’s Confidential Information in strict confidence, and will not use, publish, or disclose it to anyone else without first obtaining the Disclosing Party’s prior written permission, except in respect of information that ; (a) becomes part of the public domain through no fault or action of the Receiving Party; (b) becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; or (c) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information. Neither Party will use or disclose Confidential Information of the Disclosing Party without its prior written consent, except where: (i) the disclosure is required by applicable law or regulation (including securities laws regarding public disclosure of business information) or by an order of a court or other governmental body having jurisdiction after taking steps to maintain its confidentiality where practicable; (ii) it is reasonably necessary to be disclosed to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors; or (iii) it is necessary for a Party to exercise its rights and perform its obligations under this Agreement. In any event, the Disclosing Party shall ensure that disclosure shall not be broader than necessary and that the Receiving Party agrees prior to receipt to keep the information confidential to the same extent as under the Agreement (except that such agreement need not be obtained for disclosures to a court, regulator or arbitrator).

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13. Dispute Resolution

13.1 Applicable Law. This Agreement shall in all respects be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of laws of any jurisdiction other than those of the State of New York. Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the state of New York, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.2 Litigation Fees. The substantially prevailing Party in any litigation or arbitration related to this Agreement shall be entitled to recover reasonable attorneys’ fees and expenses of litigation or arbitration from the other Party, including the fees and expenses of any appeal.

13.3 Limitation of Dispute. Any civil dispute arising from this Agreement shall be limited only to Contractor, and not its Affiliates, employees, agents, or investors.

14. Miscellaneous

14.1 Survival. The rights and obligations of the Parties in this Agreement that would by their nature or context be intended to survive the expiration or termination of this Agreement shall so survive.

14.2 Force Majeure. Any delay or failure in the performance by either you or Contractor shall be excused if and to the extent caused by Force Majeure.

14.3 Notices. All notices to be given by one Party to the other pursuant to this Agreement must be delivered in person, by email, by facsimile, or deposited in the United States mail, postage prepaid, by certified or registered mail, return receipt requested and addressed as specified on the face page of this Agreement. Notices are deemed given and delivered (a) upon receipt, if hand delivered or sent by facsimile or (b) three (3) days after being properly mailed. Any Party, by Written Notice to the others, may alter the address or facsimile telephone number for receipt by it and its agents of Written Notices hereunder.

14.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

14.5 Successors and Assigns. Neither Party shall assign any rights, duties, or obligations hereunder without the prior written consent of the other Party, and any attempt to so assign without such written consent shall be void. Notwithstanding the foregoing, each Party may assign and transfer this Agreement and its rights and obligations hereunder to (a) one of its Affiliates or (b) any other entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the assigning Party’s voting securities or assets.

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14.6 Negotiation. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

14.7 Modification. No change, amendment, or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both Parties.

15. Terms and Payment

15.1 Terms and payment. You shall be obligated for payment and terms laid forth in Exhibit A, including the monthly Co-Location Rates. In the event of any unavoidable increase in third-party costs borne by Contractor in connection with the provision of Services hereunder (including any increase in taxes, changes in legislation, or changes in the maximum electricity tariff for Contractor), Contractor shall notify you, to the extent commercially reasonable, about its proposed price change in writing at least one (1) week in advance of such increase. No such increase shall be effective unless the Parties have mutually agreed, in writing, to amend this Agreement with respect to such increase. If there is no agreement between the Parties with respect to such increase within two (2) weeks of your receipt of such notice, each of you and Contractor have the right to unilaterally terminate this Agreement without payment of the Early Termination Fee outlined in Exhibit A.

15.2 Out Of Scope Labor. Contractor shall have an obligation to operate and monitor equipment in a commercially reasonable manner, as laid forth in Section 2. For projects that are considered out of the scope of Contractor’s operating obligations (including equipment repair), labor rates shall apply as laid forth in Exhibit B. Contractor shall provide an estimate and notify you in advance before undertaking out-of-scope labor.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have caused this Co-Location Services Agreement to be signed by their duly authorized representatives as of the Effective Date.

Soluna SW, LLC		BitMine Immersion Technologies, Inc.

By: Soluna Computing, Inc., its Manager

By:	/s/ John Belizaire	By:	/s/ Jonathan Bates

Name:	John Belizaire	Name:	Jonathan Bates

Title:	CEO	Title:	CEO

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EXHIBIT A

Standard Services Pricing and Customer Order

CUSTOMER	BitMine Immersion Technologies, Inc.
MINING FACILITY ADDRESS	4405 Poor Farm Road, Murray, KY 42071
GRID SYSTEM	Tennessee Valley Authority
START DATE	1 November 2023
TERM	Eighteen (18) months
CO-LOCATION DEMAND	The Mining Equipment listed in Exhibit C or 3.3 MW of power demand, whichever is lower.
CO-LOCATION RATE	The Co-Location Rate shall include the following:
(1) Power Cost: 100% of all power costs incurred by Contractor in powering your Mining Equipment, inclusive of any grid and energy system losses, will be passed through to you. The Contractor shall provide a reconciliation of power costs to you monthly.
(2) Fixed Charge: $0.00 per kW demand per month of fixed operating costs
(3) Cryptographic Reward Share: 50.0% of daily Net Income
SET-UP FEE / UNRACKING FEE	One-time Setup Fee: $25.00 per unit One-time Take Down Fee: $25.00 per unit
PAYMENT TERMS	Billing shall be billed as follows:
(i) with customer within 5 business days of the close of the month profit share with an estimated electricity payment, and payable net 5.
(ii) Within 15 business days of the close of the month, a true- up for any overage / underage on the estimate. Overpayments shall be applied as a credit on the next bill. Underpayment shall be collected net 5.
SECURITY DEPOSIT	$57,952.86 (Based on 3.3 MW * 30.4 days *24 hours * 83% * $29 / MWh)
EXCESS UNITS DELIVERED	The following handling fees shall apply to Excess Units: • $10/box, and • $500/pallet.
EARLY TERMINATION FEE	Except as expressly provided herein (e.g. Section 3.3 and 6.3(a),(b)), upon your early termination of the Agreement, you agree to pay $57,952.86.

General: In the event of an inconsistency between the terms and conditions of this Exhibit A and the Agreement, the terms and conditions of this Exhibit A shall control.

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EXHIBIT B

Out-Of-Scope Labor Rates

Contractor shall have an obligation to operate and monitor equipment in a commercially reasonable manner, as set forth in Section 2 of the Agreement. For projects that are considered out of the scope of Contractor’s operating obligations (including equipment repair), the following labor rates shall apply. Contractor shall provide an estimate and notify you in advance before undertaking out-of-scope labor.

Labor	Rate
Standard Business Labor Hours (9am - 5pm EST, Monday – Thursday)	$250 / hour
After Hours Labor (5:01pm - 9pm EST, Monday – Thursday)	$350 / Hour
Graveyard Hours Labor (9:01pm - 8:59am EST, Monday – Thursday)	$400 / Hour
Labor All Other Times including US holidays	$400 / Hour
Outside Services (electrical, accounting, engineering, etc.)	Cost Passthrough + 25% markup. Requires quote and approval

Hours Cap: 30 hours per week for the first month, and 20 hours per week for the subsequent months, which does not roll over month to month.

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EXHIBIT C

Asset Inventory

The Parties jointly agree that the Mining Equipment located at Contractor’s site corresponds to the asset inventory below.

Machine	Watts / unit	Qty	J/T	Total Power (KW)	Est. Hash Rate (TH/s)
Bitmain Antminer S-19	3,250	1,050	34.2	3,300 (+112.5 kW spare)	96,470 (+ 3,391.5 TH/s Spare)

For the avoidance of doubt, the 27 spare units that You are sending will be stored free of charge and shall not accrue “Excess Units” fees pursuant to 2.12.

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EXHIBIT D

Firmware Usage Addendum to Co-Location Services Agreement

This Firmware Usage Addendum ("Addendum") is an integral part of the Co-Location Services Agreement made and entered into as of the Effective Date.

1. Initial Firmware Designation: You have initially designated to use LuxorOS Firmware ("Initial Firmware") for the Mining Equipment ("Mining Equipment" as defined in the Agreement) as part of the Services provided by Contractor.

2. Contractor's Right to Switch Firmware:

2.1. Contractor agrees to deploy the Initial Firmware on the Mining Equipment as designated by you. However, Contractor reserves the right, in its reasonable discretion, to determine if the Initial Firmware is impairing the normal functionality of the Mining Equipment.

2.2. If Contractor determines that the Initial Firmware is causing impairment, Contractor may require you to switch to an alternative firmware. This decision shall be made at the Contractors reasonable discretion.

2.3. The alternative firmware shall be either BraiinsOS or Bitmain stock firmware ("Alternative Firmware"), as designated by Contractor.

3.  Notice and Consent: Contractor shall provide Written Notice to you, outlining the reasons for requiring the switch to Alternative Firmware 36 hours prior to any such charge.

4.2. In the event of any conflict between the terms of this Addendum and the Agreement, the terms of the Agreement shall prevail.

Soluna SW, LLC		BitMine Immersion Technologies, Inc.

By: Soluna Computing, Inc., its Manager

By:	/s/ John Belizaire	By:	/s/ Jonathan Bates

Name:	John Belizaire, as Manager	Name:	Jonathan Bates

Title:	CEO	Title:	CEO

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